Exhibit 99.1

Sea Containers reaches vital agreement

with the Trustees of the main UK pension schemes.

Appeal against the UK Regulator’s FSD is withdrawn as it is no longer relevant

London, New York and Bermuda, 6 February 2008 - Sea Containers welcomes the announcement that it has reached agreement in principle with the Trustees of the two main Sea Containers Pension Schemes to agree the amount of their claims against the Sea Containers estate. This is a critical and positive milestone in its efforts to emerge from Chapter 11.

Since the Chapter 11 negotiations first began in October 2006, the board of directors and the officers of Sea Containers have been focused on achieving a plan of reorganization that provides full and fair settlement for all creditors. The major creditors involved are the 1983 and the 1990 pension funds which have almost 1500 members between them and the holders - thought to be a number of US hedge funds - of the four outstanding bond issues.

 The agreement with the Trustees for the pension funds, which are estimated to be in deficit by approximately $200 million under the s75 ‘buy out’ basis prescribed by UK law, will allow the Company and The trustees to avoid costly and protracted litigation in multiple and potentially competing jurisdictions. The agreement also creates an additional reserve of $69 million for certain potential pension scheme liabilities in respect of age-related equalization changes.

In connection with this important agreement, Sea Containers has withdrawn its appeal against the Financial Support Direction (FSD).  The FSD, which sought to oblige Sea Containers Limited (the ultimate parent company) to put in place additional financial support for the pension funds, was handed down by the Determinations Panel of the UK Pensions Regulator on 3 July 2007.  Sea Containers considers that the settlement will adequately address any FSD and that the current legal proceedings would be of no further benefit. Sea Containers is therefore pleased to have reached a timely and consensual settlement with the Trustees.

Sea Containers, alongside the Trustees, will be seeking approval from the Regulator for the proposed settlement. Both sides are confident an approval will be granted in the near future.

The proposed settlement is also subject to the Delaware Bankruptcy Court approval and may be objected to by other creditors of the estate.

ENDS

For further information:

Adrian Flook	M:Communications	+44 (0)20 7153 1588
+44 (0)7768 608396

Sea Containers Ltd., 22 Victoria Street, P.O. Box HM 1179, Hamilton HMEX, Bermuda